                                                                    Exhibit 99.1



                                         [NPC LOGO]

                                          NPC
                                          Consultants in Transaction Technology

                                          NPC
                                          One Oxmoor Place
                                          101 Bullitt Lane, Suite 450
                                          Louisville, Kentucky  40222

                                          Telephone  502.326.7000
                                          Fax  502.326.7146


FOR MORE INFORMATION CONTACT:

                  Jim Cate                              Thomas A. Richlovsky
                  Executive Vice President              Senior Vice President
                  Chief Financial Officer               Investor Relations
                  (502) 326-7050                        (216) 575-2126


                              FOR IMMEDIATE RELEASE


                  NATIONAL PROCESSING UPDATES EARNINGS ESTIMATE

         LOUISVILLE, KENTUCKY -- June 22, 1998 --National Processing, Inc. (NYSE:NAP) today announced that, primarily as the result of continued shortfalls in its Corporate Services Division, second quarter and full-year 1998 earnings would likely fall short of analysts' consensus expectations. According to First Call, consensus earnings estimates as of June 18, 1998 were $.12 per share for the second quarter and $.62 per share for the full year 1998.

         The expected shortfall in Corporate Services is due mainly to operating problems in the remittance product area, which is undergoing a lengthy and unexpectedly difficult conversion to a new operating environment. The 1998 business plan did not contemplate the magnitude and duration of this and other operating problems, but based on actual results through the first five months and a revised forecast, second quarter and full year earnings for the company as a whole could be as much as one-half and one-fourth, respectively, below previous consensus estimates.

         National Processing is a provider of transaction processing services and customized processing solutions. Deploying technology and applications software, the Company provides products and value-added services which include processing of card and check transactions for merchants, outsourcing of administrative and financial functions, and ticket processing and settlement for providers of travel-related services. National Processing is 88% owned by National City Corporation (NYSE:NCC), a bank and financial services company based in Cleveland, Ohio.

         This press release contains forward-looking statements involving risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include the company's ability to retain and attract profitable customer accounts, its ability to timely resolve the aforementioned operating problems, competitive factors generally, and other risks detailed from time to time in its SEC reports.